Filed Pursuant to Rule 424(b)(3)

Registration Statement File Number 333-151134

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 18, 2008)

4,284,691 Shares of Common Stock

Uranium Resources, Inc.

This prospectus supplement amends the prospectus dated July 18, 2008 relating to shares of our common stock that will be sold by the selling stockholders named in the prospectus, as amended hereby.  The selling stockholders acquired these shares from us in a private placement completed on May 16, 2008.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading of the prospectus entitled “Selling Stockholders” sets forth information with respect to the selling stockholders and the respective number of shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to the prospectus.   The following table supplements and, with respect to RHP Master Fund Ltd., amends the information contained in the table set forth in the prospectus under the caption “Selling Stockholders.”

	Shares Beneficially Owned Prior to Offering		Number of Shares Being	Shares Beneficially Owned After Offering
Stockholders	Number(1)	Percent(2)	Offered(1)	Number	Percent(2)
RHP Master Fund Ltd(3)	230,415		230,415	—
Warrant Strategies Fund, L.L.C.	69,124		69,124	—

(1)	These share totals include shares underlying warrants to purchase common stock, currently exercisable. These warrants are held as follows: Warrant Strategies Fund, L.L.C., 69,124.

(2)	If greater than 1%.

(3)

RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by the RHP Master Fund.

See “Risk Factors” beginning on page 3 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 10, 2008.